Exhibit (a)(5)(ii)

For Release	Immediate

Contacts	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
(Investors) Scott Galovic, Investor Relations 317.817.3228
Conseco Announces Proposed Registered Offering
of Common Stock
Carmel, Ind., October 13, 2009 – Conseco, Inc. (NYSE:CNO) announced today that it plans to file a registration statement with the Securities and Exchange Commission relating to a proposed registered offering of common stock that would generate not less than $200 million in gross proceeds to Conseco.
In connection with its concurrently announced agreement to privately sell to investment funds managed by Paulson & Co. Inc. 16.4 million shares of common stock and warrants to purchase 5.0 million shares of common stock, Conseco has agreed, to the extent such offering of common stock does not jeopardize Conseco’s ability to use its existing net operating loss carry-forwards, that it will use its reasonable best efforts to consummate the proposed registered offering no later than 120 days after the consummation of the cash tender offer for Conseco’s 3.50% Convertible Debentures due September 30, 2035 that Conseco intends to commence in the near future (which 120th day Conseco currently expects to be March 12, 2010). There can be no assurance that Conseco will be able to complete the proposed registered offering by the 120th day after the consummation of the cash tender offer, in such amount, or at all. Conseco is currently required to use half of the net proceeds of any such issuance to repay indebtedness under its credit agreement. The remaining net proceeds would be used for general corporate purposes.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities Act of 1933, as amended, and applicable securities laws of any such state or jurisdiction.
Details of the intended tender offer for Conseco’s existing convertible debentures will be provided in an offer to purchase and related documents, which will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO. Holders of the existing convertible debentures are advised to read the Schedule TO and the exhibits thereto because they will contain important information. Holders of the existing convertible debentures may obtain copies of the documents Conseco files with the Securities and Exchange Commission, including the Schedule TO and related exhibits, free from the Securities and Exchange Commission’s website, which may be accessed at www.sec.gov, and the investor relations section of Conseco’s website, which may be accessed at http://investor.conseco.com.
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Conseco (2)
October 13, 2009
About Conseco
Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.
Cautionary Statement Regarding Forward-Looking Statements. The statements, trend analyses and other information contained in this press release and elsewhere (such as in filings by Conseco with the SEC, presentations by Conseco or its management or oral statements) relative to markets for Conseco’s products and trends in the Conseco’s operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate, ” “believe, ” “plan, ” “estimate, ” “expect, ” “project, ” “intend,” “may, ” “will, ” “would, ” “contemplate, ” “possible, ” “attempt, ” “seek, ” “should, ” “could, ” “goal, ” “target, ” “on track, ” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. Statements that contain these words should be considered carefully because they describe the Conseco’s expectations, plans, strategies and goals and the Conseco’s beliefs concerning future business conditions, the Conseco’s results of operations, financial position, and the Conseco’s business outlook or they state other “forward-looking” information based on currently available information. The “Risk Factors” section of Conseco’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q provides examples of risks, uncertainties and events that could cause the Conseco’s actual results to differ materially from the expectations expressed in forward-looking statements. All written or oral forward-looking statements attributable to Conseco are expressly qualified in their entirety by the foregoing cautionary statement. The forward-looking statements speak only as of the date made. Conseco assumes no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.
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